UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 25, 2014

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

Florida	001-08106	65-0829355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134

(Address of Principal Executive Offices) (Zip Code)

(305) 599-1800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 25, 2014, MasTec, Inc., a Florida corporation (“MasTec”), together with certain of the Company’s subsidiaries, Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and a Lender, and the other lenders party thereto, entered into a second amendment (the “Amendment”) to the Company’s Third Amended and Restated Credit Agreement, dated as of August 22, 2011, as amended (the “Credit Agreement”).

Pursuant to the Amendment, the aggregate senior secured revolving commitments under the Credit Agreement have been increased from $750.0 million to $1.0 billion, and the portion of which commitments that had previously been available for borrowing in Canadian Dollars has been increased from $100.0 million to $200.0 million, and such amount may now be borrowed in Canadian Dollars or Mexican Pesos. Except as described in this Current Report on Form 8-K, the material terms of the Credit Agreement remain unchanged.

ITEM 8.01	Other Events.

On June 27, 2014 (the “Closing Date”), the Company acquired Pacer Construction Holdings Corporation, a corporation incorporated under the laws of Alberta, Canada (“Pacer”), pursuant to a Share Purchase Agreement dated as of the Closing Date (the “Purchase Agreement”). Pacer, together with its affiliated operating companies, is a contractor in Western Canada, focusing on infrastructure construction supporting the oil and gas production/processing, mining and transportation industries. Pacer is headquartered in Calgary, Alberta, Canada and also has a presence in, among other locations, Fort McMurray, Fort McKay and Edmonton, Alberta and Regina, Saskatchewan.

Pursuant to the Purchase Agreement MasTec acquired all of the issued and outstanding share capital of Pacer for approximately $126.0 million in cash, the assumption of approximately $87.0 million in debt, plus a five-year contingent earn-out.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.

Date: June 30, 2014	By:	/s/ Alberto de Cardenas
Name: Alberto de Cardenas
Title: Executive Vice President, General Counsel and Secretary